Exhibit 15.2
Consent of Jun He Law offices, PRC Counsel
June 30, 2008
SINA CORPORATION
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040
People’s Republic of China
Dear Sir or Madam:
We hereby consent to references to our name by SINA CORPORATION under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” on Form 20-F for year ended December 31, 2007.
Yours faithfully,
For and on behalf of
/s/ JUN HE LAW OFFICES
JUN HE LAW OFFICES